DEALING GUIDANCE FOR DIRECTORS AND OTHER PDMRS1
1.OVERVIEW OF THIS GUIDANCE
This guidance imposes restrictions on dealings in the securities of Shell plc (the “Company”) and sets out the reporting requirements in relation to such dealings.
This guidance imposes dealing restrictions which go beyond those imposed by law. Its purpose is to ensure that (i) Directors of the Company and other persons discharging managerial responsibilities (“PDMRs”) comply with their obligations under the Market Abuse Regulations and/or US securities law (which prohibits trading in securities while in possession of material non-public information (“MNPI”)2); and (ii) they and persons closely associated with them (“PCAs”) do not abuse, and do not place themselves under suspicion of abusing, inside information and/or MNPI that they may be thought to have. This means that there will be certain times when such persons cannot deal in the securities of the Company.
Depending on the circumstances, non-compliance with this guidance may constitute a civil and/or criminal offence.
A PDMR is required to acknowledge his or her obligations in relation to the notification of transactions and restrictions on dealing under the Market Abuse Regulations by executing and returning a copy of the letter set out in Appendix 5 to the Company Secretary.
2.DEFINITIONS
In this guidance, the following definitions apply unless the context requires otherwise:

“AFM”	Dutch Authority for the Financial Markets;
“Bed and ISA Transaction”
means a pair of contemporaneous transactions that involve a sale of securities held outside of an ISA by or on behalf of a PDMR and/or their PCA and a matched purchase (to the extent practicable) of such securities from within an ISA by or on behalf of such PDMR and/or their PCA;

“Company”	means Shell plc;
1 Last updated on March 7, 2024.
2 It is important to also note that under US Securities laws sharing of MNPI with individuals who subsequently trade securities while in possession of that MNPI could result in both the person trading in securities and the person who shared that MNPI being found to have violated the US securities laws.

“Dealing”
means, in respect of any person, the conducting of any transaction on his or her own account or for the account of a third party, directly or indirectly, relating to Shell Securities, the securities of another public company, or on the price of related derivatives (and related terms, such as “Deal”, “Deals” and “Dealt”, shall be interpreted accordingly). Appendix 1 contains a non-exhaustive list of the transactions which are “Dealings” for the purposes of this guidance;

“Directors”	means directors of the Company;
“Disregarded Undertaking”
means a collective investment undertaking or portfolio of assets which satisfies the following two conditions:
(A)    it is either:
(i) a collective investment undertaking or portfolio of assets in respect of which the relevant PDMR or PCA has ascertained that the exposure to Shell Securities does not exceed 20% of the assets held by that collective investment undertaking or portfolio of assets; or
(ii) a collective investment undertaking or portfolio of assets whose exposure to Shell Securities cannot be ascertained by the relevant PDMR or PCA; and
(B)    the relevant PDMR or PCA is unable to determine or influence the investment strategy or transactions of that collective investment undertaking or portfolio of assets;

“EU MAR”	means Regulation (EU) No 596/2014 of the European Parliament and of the Council of 16 April 2014 on Market Abuse (Market Abuse Regulation) as amended from time to time;
“FCA”	means the UK Financial Conduct Authority;
“Inside Information”
means information of a precise nature, which has not been made public, relating, directly or indirectly, to the Company or any Shell Securities, and which, if it were made public, would be likely to have a significant effect on the price of any Shell Securities. Further information about the Company’s policies and procedures for identifying and handling Inside Information can be found in the Company’s Procedures, Systems and Controls for Compliance with the Disclosure Guidance and Transparency Rules and the Market Abuse Regulations;

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“ISA”	means an Individual Savings Account;
“MAR Closed Period”	means: (A) the period of 30 calendar days before the announcement of preliminary full year results; and (B) the period of 30 calendar days before the announcement of the Company’s half-yearly results.
“Market Abuse Regulations”	mean, collectively, EU MAR and UK MAR;
“MNPI”
means information that has not been disclosed publicly and is considered material where there is a substantial likelihood that a reasonable investor would consider such information important to his or her investment or voting decision. Materiality is assessed based on quantitative and qualitative factors. See Appendix 2 for further information on MNPI;

“Notifiable Transaction”	has the meaning given in paragraph 12 below;
“Open Periods”
means:
(A)the period of 30 calendar days immediately following the publication of the Company’s quarterly, half-yearly or preliminary full year results; provided that no other closed period (notified by the Investor Relations team) exists at any time during such 30 day period as a result of an upcoming event (e.g. an external strategy day) or potential transaction; and
(B)the period following the filing of the Annual Report with the National Storage Mechanism and filing of the Form 20-F with the SEC up to the start of the restricted period in respect of the next quarterly results, such restricted period commencing approximately 30 calendar days prior to the next quarterly results.

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“PCA”
means a person closely associated with a PDMR, being any of:
(A)    a spouse or civil partner;
(B)    a child or stepchild under the age of 18 years who is unmarried and does not have a civil partner;
(C)    a relative who has shared the same household as the PDMR for at least one year on the date of the relevant Dealing; or
(D)    a legal person, trust or partnership, the managerial responsibilities of which are discharged by a PDMR or by a person referred to in paragraphs (A), (B) or (C) of this definition, which is directly or indirectly controlled by such a person, which is set up for the benefit of such a person or which has economic interests which are substantially equivalent to those of such a person.
If a PDMR is in any doubt as to how this definition applies to him or her, then he or she should contact the Company Secretary for assistance;

“PDMRs”
means a person discharging managerial responsibilities in respect of the Company, being either:
(A)    a director of the Company; or
(B)    a senior executive of the Company who is not a director but who has regular access to Inside Information and/or MNPI and the power to make managerial decisions affecting the future developments and business prospects of the Company.
In the case of the Company, the PDMRs consist of the Directors and the Executive Committee of the Company;

“Relevant Competent Authority”	means the FCA, the AFM or the SEC, as applicable;
“SEC”	the US Securities and Exchange Commission;

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“Shell Securities”	means any publicly traded or quoted shares or debt instruments of the Company or derivatives or other financial instruments linked to any of them (including American Depositary Shares (ADSs));
“Shell group share schemes”	means a scheme for encouraging or facilitating the holding of Shell Securities in which employees of the Company (or any group company) participate.
“Trading Plan”
means a written plan between a PDMR and an independent third party which sets out a strategy for the acquisition and / or disposal of Shell Securities by a specified person and:
(A)    specifies the amount of Shell Securities to be dealt in and the price at which and the date on which those Shell Securities are to be dealt in;
(B)    gives discretion to that independent third party to make Dealing decisions about the amount of Shell Securities to be dealt in and the price at which and the date on which the Shell Securities are to be dealt in; or
(C)    includes a written formula or algorithm, or computer program, for determining the amount of Shell Securities to be dealt in and the price at which and the date on which the Shell Securities are to be dealt in;

“UK MAR”	means the EU MAR as it applies in the UK pursuant to the European Union (Withdrawal) Act 2018 (as amended from time to time).

3.SHORT TERM DEALING
PDMRs must not Deal (and no clearance to Deal will be given) in Shell Securities on considerations of a short-term nature (whether directly or through financial instruments such as put and call options) if the intent of the Dealing is to take advantage of short- to medium-term price movements. An investment with a maturity of 6 months or less will always be considered to be of a short-term nature.
For example, a PDMRs must not sell (or purchase) Shell Securities if at the time of the sale (or purchase) the PDMR intends to acquire (or sell) Shell Securities within 6 months of the original sale

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(or purchase) and the intent of such sale (or purchase) and subsequent acquisition (or sale) is to take advantage of short- to medium-term price movements.
The restrictions set out in the paragraphs above also apply to any PDMR who has an unvested award under a Shell group share scheme in respect of any proposed Dealing by such PDMR in the Shell Securities represented by such unvested award.
For the avoidance of doubt, the acquisition of Shell Securities through participation in a Shell group share scheme, does not count as a “purchase” of securities and the short-term Dealing restrictions do not apply to a subsequent sale of such Shell Securities. Further, the restrictions set out in this paragraph 3 do not apply to activities with respect to Trading Plans set out in paragraph 9.
Bed & ISA Transactions (relating to UK tax planning scenarios): Notwithstanding the short-term dealing restrictions in this paragraph 3, the Company may consider, in its sole discretion and on a case-by-case basis, giving clearance to PDMRs wishing to complete a Bed and ISA Transaction relating to Shell Securities. The factors that the Company may consider when deciding whether to grant clearance to Deal in respect of such a Bed and ISA Transaction relating to Shell Securities will include, amongst other things (as applicable):
(i)the nature of the Bed and ISA Transaction and the surrounding circumstances, including whether the Bed and ISA Transaction has the potential of being carried out for an abusive purpose or being viewed as possibly being carried out for an abusive purpose (e.g. attempt to take advantage of short- to medium-term price movements in Shell Securities);
(ii)whether there is any Inside Information or MNPI relating to the Company (including any group company) at the relevant time;
(iii)the number of Shell Securities that are subject to the Bed and ISA Transaction;
(iv)the identity of the PDMR; and
(v)whether the Bed and ISA Transaction is closed-ended such that the terms of the repurchase are fixed at the time of the sale or there is no ability to alter or abort the repurchase.
4.CLEARANCE TO DEAL
PDMRs must not Deal in any Shell Securities without receiving clearance to Deal in writing in advance, via the Company Secretary, in accordance with this guidance and then they may only Deal in Open Periods.

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Any PDMR who is uncertain as to whether or not any particular transaction requires clearance in accordance with this guidance should consult the Company Secretary promptly.
Irrespective of whether clearance to Deal has been granted to a PDMR, he or she remains subject to the Dealing prohibitions set out in the Market Abuse Regulations and the Criminal Justice Act 1993 and Section 10 of the Securities Exchange Act of 1934, as amended, and related rules. Nothing in this guidance sanctions a breach of the prohibitions of Dealing under the Market Abuse Regulations, the provisions of the Criminal Justice Act 1993 and Section 10 of the Securities Exchange Act of 1934, as amended, and related rules and, where applicable, the improper disclosure of information or any other relevant legal or regulatory requirements. Any violations of such regulations could result in civil and/or criminal offence with severe consequences. Any PDMR in possession of Inside Information or MNPI, is prohibited from Dealing at any time whether or not clearance has been sought or given.
Clearance should be given as follows:
(A)to Directors (other than the Chair or Chief Executive Officer) or the Company Secretary, by the Chair (or a Director designated by the Board for this purpose);
(B)to PDMRs (other than Directors), by the Chief Executive Officer (or if the Chief Executive Officer is away, the Chief Financial Officer);
(C)to the Chair, by the Chief Executive Officer (or, if the Chief Executive Officer is not present, by the Senior Independent Director, or a committee of the Board or other officer of the Company nominated for that purpose by the Chief Executive Officer); and
(D)to the Chief Executive Officer, by the Chair (or, if the Chair is not present, by the Senior Independent Director, or a committee of the Board or other officer of the Company nominated for that purpose by the Chair, for clearance).
A response to a request for clearance to Deal and clearance (if any) must be given to the relevant PDMR within five London business days of the request being made and must be given in writing. If a response is not given within that time limit, then clearance to Deal shall be deemed not to have been given.
All requests for clearance to Deal and all responses and clearances (if any) shall be routed via the Company Secretary. The Company Secretary will maintain a record of the response to any clearance sought by a PDMR (including of any clearance given).

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If clearance to Deal is given, the Dealing must be made as soon as possible and, in any event, within the two London business days of clearance being received. If PDMRs are delayed from Dealing or do not Deal within the two London business days following receipt of clearance, a new clearance request must be submitted.
Following any Dealing, the reporting requirements set out in paragraph 12 below must be complied with.
5.OPEN PERIODS
PDMRs may only Deal in Shell Securities in “Open Periods”.
Any Dealings, even within Open Periods, require prior clearance, as set out in paragraph 4 above.
The dates of the Open Periods are listed in the Share Dealing Reminder Note included in the Board Book circulated to PDMRs prior to each Board or Executive Committee meeting. Investor Relations will provide the quarterly reporting dates in October / November each year from which the Open Period dates are derived.
The PDMRs must notify their PCAs of these dates.
6.REFUSAL OF CLEARANCE
Clearance to Deal will not be given in the following circumstances:
(A)if the Company or the PDMR possesses inside information or MNPI in relation to the Company;
(B)if the proposed Dealing would occur outside an Open Period; or
(C)if the PDMR proposes to deal on considerations of a short term nature (as referred to in paragraph 3 above).
7.SHELL GROUP SHARE SCHEMES OR SAVING SCHEMES
PDMRs must obtain clearance before entering into, amending or terminating participation in Shell group share schemes, employee saving schemes or other saving schemes.
Clearance may be given by the Company for certain Dealings relating to Shell group share schemes, employee savings schemes or other saving schemes to take place outside an Open Period.

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There are some schemes where Shell will make the relevant clearance applications for you.
Please consult Appendix 3 of this guidance which sets out the different clearance requirements for each Shell group share scheme, employee saving scheme and other saving scheme as they apply to PDMRs (including dividend re-investment plans).
8.TRANSFERS BETWEEN ACCOUNTS
At any time other than during a MAR Closed Period, the transfer of Shell Securities between two accounts of a PDMR which does not result in a change in price of the relevant Shell Securities will not constitute “Dealing” for the purposes of this guidance.
A PDMR may be permitted to transfer Shell Securities between two accounts of that PDMR during a MAR Closed Period, provided that:
(A)the PDMR explains the reasons why the transfer cannot take place at another time and the Company is satisfied with that explanation; and
(B)such a transfer does not result in a change in price of the relevant Shell Securities.
For the avoidance of doubt, a Bed and ISA transaction will be governed by the provisions of clause 3 and not this clause 8.
9.TRADING PLANS
A PDMR may not enter into, amend or cancel a Trading Plan unless clearance in accordance with this guidance has been given to do so. Such clearance may not be given outside an Open Period.
A PDMR may Deal in Shell Securities outside an Open Period pursuant to a Trading Plan if:
(A)the Trading Plan was entered into in an Open Period;
(B)clearance has been given to the PDMR entering into the Trading Plan and to any amendment to the Trading Plan in an Open Period;
(C)the Trading Plan does not permit the PDMR to exercise any discretion over how, when or whether to effect Dealings; and
(D)no Dealings are permitted to take place under the Trading Plan during a MAR Closed Period.

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Where a transaction in Shell Securities occurs in accordance with a Trading Plan, the PDMR’s notification to the Company shall include the fact that the transaction occurred in accordance with a Trading Plan and the date on which the relevant Trading Plan was entered into.
US third party Dealing plans
In addition, if an individual wishes to establish any trading programme at the discretion of a third party, (s)he must establish a written plan under US law. The plan must expressly:
•state the amount, price and date of the purchase or sale;
•provide a written formula or algorithm or computer program, for determining amounts, prices and dates; or
•prohibit the person with material information from exercising any subsequent influence over how, when or whether to effect purchases or sales, provided that any other person who did exercise such influence was not aware of the material non-public information when doing so.
For example, an employee wishing to adopt a plan for exercising stock options and selling the underlying shares could, while not aware of material non-public information, adopt a written plan that contained a formula for determining the specified percentage of the employee’s vested options to be exercised and/or sold at or above a specific price. The formula could provide, for example, that the employee will exercise options and sell the shares one month before each date on which her son’s college tuition is due, and link the amount of the trade to the cost of the tuition.
If a Director establishes a written plan, notice and a copy of the plan must be provided to the Company Secretary.
10.ACTING AS TRUSTEE
Where a PDMR acts as a trustee, Dealing in Company’s Securities by that trust outside of an Open Period does not require clearance in accordance with this guidance if:
(A)the PDMR is not a beneficiary of the trust; and
(B)the decision to Deal is taken by the other trustees or by investment managers on behalf of the trustees independently of the PDMR.
The other trustees or investment managers acting on behalf of the other trustees will be assumed to have acted independently of the PDMR where the decision to Deal:

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(A)was taken without consultation with, or other involvement of, the PDMR; or
(B)was delegated to a committee of which the PDMR is not a member.
11.DEALINGS BY PCAS AND INVESTMENT MANAGERS
A PDMR is required to obtain acknowledgement from his or her PCAs of their obligations in relation to the notification of transactions and restrictions on dealing under the Market Abuse Regulations and US securities laws by obtaining from his or her PCAs an executed copy of the letter set out in Appendix 6 which should be returned to the Company Secretary.
A PDMR must seek to prohibit any Dealings in Shell Securities outside of an Open Period or when the PDMR is in possession of MNPI regarding Shell or another public company whose securities are subject of the Dealings:
(A)by or on behalf of his or her PCAs; and
(B)except as permitted by paragraph 9 of this guidance, by an investment manager on that PDMR’s behalf or on behalf of any of his or her PCAs where either that PDMR or any such PCA has funds under management with that investment manager, whether or not discretionary.
A PDMR must take reasonable steps to prevent any Dealings in Shell Securities by or on behalf of his or her PCAs on considerations of a short term nature.
12.REPORTING REQUIREMENTS
PDMRs and PCAs must notify the Company Secretary in writing of every Notifiable Transaction in Shell Securities conducted on his or her own account. Such notification must include the information set out in Appendix 4 of this Guidance and must be made promptly and, in any event, within one London business day of the transaction date.
All notifications regarding Notifiable Transactions are required to be disclosed by the Company to the market within two London business days of receipt of a notification from the relevant PDMR or the PCA, as applicable, and will become public information. In line with the foregoing and provided that all the required information is notified to the Company Secretary, the Company will notify the Relevant Competent Authority of the Notifiable Transaction on behalf of the PDMR or PCA and announce the Notifiable Transaction within three London business days of the transaction date (such timeframe aligning with the requirement of the Market Abuse Regulations that a company must announce details of any dealing within two working days of receiving notification from the PDMR or PCA).

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A “Notifiable Transaction” is any transaction relating to Shell Securities conducted for the account of a PDMR or PCA, whether the transaction was conducted by such PDMR or PCA or on his or her behalf by a third party. In determining whether or not a transaction is a “Notifiable Transaction”, the following guidance should be considered:
(A)the venue or place where a transaction is conducted is irrelevant for the purposes of determining whether or not that transaction is a Notifiable Transaction; and
(B)a transaction relating to Shell Securities which is undertaken by a third party for the account of a PDMR or a PCA is a Notifiable Transaction, even where that third party is exercising full discretion (i.e. where no instruction is given by the PDMR or PCA).
Any PDMR or PCA who is uncertain as to whether or not a particular transaction constitutes a Notifiable Transaction should consult the Company Secretary.
Although they are Notifiable Transactions, PDMRs do not need to notify the Company Secretary of awards granted or the receipt of vested Shell Securities under the Shell group share schemes, since the Company will make these disclosures directly on their behalf. Similarly, the Company will make disclosures on behalf of PDMRs of the reinvestment of dividends in Shell Securities that are accrued under the Shell group share schemes and are held in EquatePlus.
Investment managers who manage investment funds for PDMRs and PCAs on an individual basis must also report Notifiable Transactions in Shell Securities to PDMRs or PCAs to enable reporting within the required timescales.
13.CONTINUED APPLICATION OF THIS GUIDANCE TO FORMER PDMRS
Former PDMRs should note that Dealing on the basis of Inside Information or MNPI is prohibited by law even after employment or service has ceased. This applies to Shell Securities and also securities of other listed companies where the former PDMR has inside information or MNPI about those listed companies, until it is clear that such information has ceased to be Inside Information or MNPI. In addition, former PDMRs should not deal in Shell Securities if they leave during the 30 day period preceding a quarterly results announcement if they have had access to the draft Group financial results during that time.

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APPENDIX 1
DEALINGS
For the purposes of this guidance, the following is a non-exhaustive list of transactions which are considered to be “Dealings”:
(A)the pledging or lending of Shell Securities (although a pledge, or a similar security interest, of Shell Securities in connection with the depositing of Shell Securities in a custody account is not “Dealing”, unless and until such pledge or other security interest is designated to secure a specific credit facility);
(B)transactions in Shell Securities undertaken by persons professionally arranging or executing transactions or by another person of behalf of a PDMR or PCA including where discretion is exercised;
(C)transactions in Shell Securities made under a life insurance policy, where (i) the policyholder is a PDMR or a PCA; (ii) the investment risk is borne by the policyholder; and (iii) the policyholder has the power or discretion to make investment decisions, or to execute transactions, regarding specific instruments in that life insurance policy;
(D)an acquisition, disposal, subscription, exchange of, or an offer to sell or offer to acquire Shell Securities;
(E)the acceptance or exercise of an option over Shell Securities, including a share option granted as part of a remuneration package, or the disposal of shares stemming from the exercise of a share option;
(F)entering into or exercise of equity swaps related to Shell Securities;
(G)transactions in or related to derivatives over Shell Securities, including cash-settled transactions;
(H)entering into leveraged investment products that speculate on the price of Shell Securities;
(I)the acquisition, disposal or exercise of rights in relation to Shell Securities, including put and call options, notes and warrants;
(J)subscription to a share capital increase or debt instrument issuance of the Company;
(K)transactions in derivatives and financial instruments linked to a debt instrument of the Company including credit default swaps;
(L)conditional transactions relating to Shell Securities upon the fulfilment of the conditions and actual execution of the transactions;
(M)automatic or non-automatic conversion of a Shell Security into another Shell Security, including the exchange of convertible bonds to shares;

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(N)transactions executed in index-related products, baskets and derivatives transacting in Shell Securities (other than buying and selling units or shares in, or financial instruments which provide an exposure to, a Disregarded Undertaking and transactions in Shell Securities by a Disregarded Undertaking);
(O)transactions executed in shares or units of investment funds which transact in Shell Securities (other than buying and selling units or shares in, or financial instruments which provide an exposure to, a Disregarded Undertaking and transactions in Shell Securities by a Disregarded Undertaking);
(P)transactions executed by manager of an investment fund in which the PDMR or PCA has invested and which transacts in Shell Securities (other than buying and selling units or shares in, or financial instruments which provide an exposure to, a Disregarded Undertaking and transactions in Shell Securities by a Disregarded Undertaking);
(Q)transactions executed by a third party under an individual portfolio or asset management mandate on behalf or for the benefit of the PDMR or PCA; and
(R)borrowing or lending of shares or debt instruments of the Company or derivatives or other financial instruments linked thereto.

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APPENDIX 2
MATERIAL NON-PUBLIC INFORMATION (MNPI)

What is Material Information?
Under US securities laws, a fact is material if there is substantial likelihood that a reasonable investor would consider it important in making an investment decision, or its disclosure would be viewed by a reasonable investor as having significantly altered the ‘total mix’ of information made available.3
There is no bright-line standard for assessing the materiality of a fact. Materiality depends “upon a balancing of both the indicated probability that the event will occur and the anticipated magnitude of the event.”4 SEC Staff Accounting Bulletin 99 states that “exclusive reliance on . . . any percentage or numerical threshold has no basis in the accounting literature or the law.”5 The assessment of whether a fact is material must include an evaluation of all of the facts and circumstances, including quantitative and qualitative factors. Further, an assessment should be at both the Group and business/segment levels. Hence, a quantitatively small amount or a fact about a significant/important business/segment may be deemed material.
Generally, information that could reasonably be expected to affect the price of a company’s securities, whether it is positive or negative, is likely to be considered material. Examples of categories of information that are ordinarily regarded as material include (but are not limited to):
•financial results;
•changes to previously announced earnings guidance;
•significant changes in management;
•proposed major mergers, acquisitions or divestitures;
•changes in dividends;
•pending public sales or offerings of debt or equity securities,
•significant financing developments including compliance with debt covenants, defaults on borrowings or bankruptcies;
•an extraordinary item for accounting purposes;
•important business developments such as, for example, significant plant closing, major litigation (or resolution of such litigation) or government investigation;
•the establishment of a repurchase program for Shell Securities;
•a change in the company's auditor or notification that the auditor’s reports may no longer be relied upon;
•a significant cybersecurity incident; or
•the imposition of an event-specific restriction on Dealing in the company's securities or the securities of another company or the extension or termination of such restriction.

As materiality is evaluated by regulators and courts with the benefit of hindsight, a good general rule of thumb: When in doubt, treat the information as material and do not engage in any Dealing activity.
What is Non-Public Information?
Information is “non-public” if it has not been disseminated in a manner making it available to investors generally.6 In addition, it is recommended that a reasonable period of time lapse following public disclosure of information to allow the investing markets to absorb and react to the information disclosed
3 Basic v. Levinson, 485 U.S. 224, 240 (1988).
4 Id. at 238.
5 SEC Release SAB No. 99, Staff Accounting Bulletin – Materiality (Aug. 12, 1999).
6 See, Texas Gulf Sulphur, 401 F.2d 833, 854 (2d Cir. 1968), cert. denied, 394 U.S. 976 (1969); Dirks v. SEC, 463 U.S. 646, 653-54 & n.12 (1983).

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.7 This is why, for example, our close period for the quarterly results ends on midnight UK time of the announcement day.
Information shared only with employees or select outside group of investors/parties would not constitute public disclosure. Accordingly, to avoid the risk of selective disclosure, care should be taken when sharing material information with outside group of investors/parties without a non-disclosure agreement or with employees, many of which are investors.

7 What constitutes a reasonable time depends on the circumstances of the dissemination. Faberge, Inc., 45 S.E.C. 249, 255 (1973), citing Texas Gulf Sulphur, 401 F.2d at 854.

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APPENDIX 3
SHELL GROUP SHARE PLANS AND CLEARANCE REQUEST TABLE

	Grant / award	Dividends	Action to modify participation / change contributions	Exercise / transaction to acquire underlying shares	Sale of shares
Performance Share Plan/ Long Term Incentive Plan/Restricted Share Plan/ Performance Share Awards/ Restricted Share Awards	Clearance is required and this is done on behalf of all participants.	No clearance is required for the quarterly accrual of notional dividends.	Not applicable	No clearance is required on vesting of an award.	See below “Shares in Computershare/EquatePlus Share Plan Account (SPA) or equivalent brokerage account after delivery from share plans.”
Shell All Employee Share Ownership Plan (SAESOP) (PDMRs cannot contribute to SAESOP. They can only receive dividends accruing in the trust on prior participation.)	Not applicable	No clearance is required for the automatic purchase of dividend shares each quarter.	Not applicable	No clearance is required to withdraw shares from the plan provided you do not sell them – see next column.	Clearance – you must obtain clearance for any sale of shares.

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Shares in Computershare/EquatePlus Share Plan Account (SPA) or equivalent brokerage account after delivery from share plans.	Not applicable	No clearance is required to accept the allocation of dividend shares each quarter.	Not applicable	Not applicable	Clearance – you must obtain clearance for any sale of shares.
Shell Stock Fund under US Benefit Plans (namely the Shell Provident Fund, Benefit Restoration Plan and any other plans investing in or measured by the Shell Stock Fund.)
No clearance - no clearance is required to join a US Benefit Plan.
Clearance - is required for any transaction involving
the Shell Stock Fund. (The Shell Stock Fund is an investment choice under various US Benefit Plans.)
More specifically, clearance is required for
(i) the initial contribution allocation to the Shell Stock Fund investment option, including the initial election for dividend reinvestment in Shell Stock Fund (the default is dividend reinvestment);
(ii) any increase or decrease in your Shell Stock Fund allocations;
(iii) transfer of principal funds from or to the Shell Stock Fund; or
(iv) a loan, hardship withdrawal or other withdrawal/distribution which is sourced to the Shell Stock Fund.
Once established, no further clearance is required for standing instruction for contributions to Shell Stock Fund.
Information on dividends is addressed in the other columns
Clearance - is required to amend or
change contributions to the Shell Stock Fund.
More specifically clearance is required for any subsequent decision to cease or commence reinvestment of dividends in the Shell Stock Fund. See also the column to the left.

Clearance - is required to transfer account balances into or out of the Shell Stock Fund investment option. See also the columns to the left.
Once established, no further clearance is required for the standing instruction for dividend reinvestment.

Transactions within the US Benefit Plans, including withdrawals/distributions sourced to the Shell Stock Fund, are addressed in the other columns.

Clearance - is required in the normal fashion under the Shell Securities Dealing Code with respect to actions to be taken regarding the distributed shares e.g. if a withdrawal/distribution sourced to the Shell Stock Fund is made via an in-kind distribution of shares from the Shell Stock Fund.

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Dividend Reinvestment Plans (DRIPS) - not connected to Shell Group share schemes

	Entry into a DRIP (other than through SPA)	Payments of dividend reinvestments	Action to terminate DRIP reinvestments.	Transaction to receive DRIP shares.	Sale of shares received under a DRIP
DRIPs (excluding DRIP in SPA – see above)	Clearance is required.	No clearance is required where standing instructions have been given.	Clearance is required.	Clearance is required for entering into the standing mandate (not for the actual reinvestment of dividends under that mandate).	Clearance – you must obtain clearance for any sale of shares.

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APPENDIX 4
INFORMATION REQUIRED FOR NOTIFIABLE TRANSACTIONS
Please send the details below to the Company Secretary (Caroline.Omloo@shell.com) and to the Deputy Company Secretary (Anthony.Clarke@shell.com).

Details of the person discharging managerial responsibilities / person closely associated
•Name of natural person
oFirst Name(s): _________________
oLast Name(s): _________________
or;
•Name of Legal Person: _________________
(Please state the entity’s full name including legal form as provided for in the register where it is incorporated, if applicable)
Reason for the notification
(Must complete either for a natural person or a legal person.)
For persons discharging managerial responsibilities (“PDMRs”): Please indicate the position / title occupied within (the issuer / Shell), e.g. CEO, CFO.
For persons closely associated with PDMRs (“PCAs”): Please indicate that the notification concerns a PCA and the name and position of the relevant PDMR. If completing for a legal person, please include the legal form as provided for in the register where it is incorporated, if applicable.
•Position/status: _________________
•Please indicate whether you are making an initial notification or an amendment by stating Y by the correct statement below:
oinitial notification: _________________
oamendment: _________________
•In case of amendment, please explain the error that this notification is amending (making it clear which original notification the amendment relates to).
o ___________________________________________________

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Details of the transaction(s)
(Details of the transaction(s): section to be repeated for (i) each type of instrument; (ii) each type of transaction; (iii) each date; (iv) each place where transactions have been conducted.)
•Description of the financial instrument, type of instrument
(State the nature of the instrument e.g. ordinary shares or ADSs.)
o ___________________________________________________
•Nature of the transaction
(Please provide a description of the transaction type, e.g. acquisition or disposal of ordinary shares or ADSs.)
o
___________________________________________________
•Price(s) and volume(s)
(Please include two decimal places)
(Where more than one transaction of the same nature (purchases, sales etc.) of the same financial instrument are executed on the same day and at the same place of transaction, prices and volumes of these transactions should be set out in the bullet points below, include as many transactions as needed.)
oTransaction 1:
Price: _________________
Volume: _________________
oTransaction 2:
Price: _________________
Volume: _________________
oTransaction 3:
Price: _________________
Volume:_________________
•Date of Transaction: ________________

(Date of the particular day of execution of the notified transaction, using the date format: YYYY-MM-DD and please specify the time zone.)
•Place of the Transaction: ______________________

(Please name the trading venue where the transaction was executed. If the transaction was not executed on any trading venue, please state ‘outside a trading venue’.)

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APPENDIX 5
NOTIFICATION LETTER AND ACKNOWLEDGEMENT FOR PDMRS
From: [•] [Company Secretary]
To: [•] [Name of PDMR]
[Title]
[Insert date]
Dear [•],
NOTIFICATION OF OBLIGATIONS IN RELATION TO PDMR TRANSACTIONS
By way of this letter, I am notifying you, on behalf of Shell plc (the “Company”), that, being a Director of the Company or a member of the Executive Committee, you have been designated as “a person discharging managerial responsibilities” within the Company and you must comply with Article 19 of the Market Abuse Regulations (“MAR”) (being Regulation (EU) No. 596/2014 of the European Parliament and of the Council of 16 April 2014 on Market Abuse (Market Abuse Regulation), as amended from time to time (“EU MAR”), the EU MAR as it applies in the UK pursuant to the European Union (Withdrawal) Act 2018, as amended from time to time), US securities insider trading prohibitions and the updated Company’s Dealing Guidance for Directors and other PDMRs in the Directors’ Handbook (the “Guidance”).
Please find enclosed a copy of the Guidance which contains details of your obligations.
In particular, I draw your attention to the fact that you must:
•notify in writing all persons closely associated with you (as defined in the Guidance) in writing of their obligations under Article 19 of MAR and the Guidance and request their written acknowledgement of these obligations. You must provide a copy of that notification and its acknowledgement to the Company Secretary by [date] at the latest. A template letter for you to use for this purpose has been provided with the Guidance;
•provide the Company Secretary with a list of the names of the persons closely associated with you (as defined in the Guidance) as soon as possible and by [date] at the latest – please use the template set out below for this purpose. You must also notify the Company Secretary as soon as possible if any changes need to be made to that list from time to time;
•notify the Company Secretary promptly and at the latest within one London business day of every Notifiable Transaction (as defined in the Guidance) conducted on your own account and, to the extent that the persons closely associated with you (as defined in the Guidance) have not done so, the account of those persons closely associated with you. In Article 19 of MAR, there is also an obligation on you and your closely associated persons to notify the UK Financial Conduct Authority or the Dutch Authority for the Financial Markets as applicable (each a “Relevant Competent Authority”), of such transactions. However, the Company Secretary will make the relevant notification to the Relevant

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Competent Authority on your behalf provided that the required information is provided to them by you within one London business day of the transaction date. The information required to be provided by you is set out in the Guidance. Unless you notify the Company Secretary otherwise, the Company will assume that it has the authority to make the relevant notifications to the Relevant Competent Authority on your behalf; and
•comply with the restrictions on conducting transactions relating to Shell Securities (as defined in the Guidance) and securities of other publicly traded company. Advance clearance to deal must always be sought and obtained prior to conducting any such transactions (even during Open Periods (as defined in the Guidance) which will continue to apply).
If you have any investment managers who act on your behalf, please make them aware of your obligations as set out in this letter and in the Guidance.
Please acknowledge receipt of this letter by signing and returning a copy of this letter to me.
If you have any queries regarding this letter or your obligations, please do not hesitate to contact me.
Yours sincerely,
………………………….
[•]
[Shell plc Company Secretary]
Declaration of Persons Closely Associated With You
Note: For natural persons, please include first name(s) and last name(s). For legal persons, please include full name, including legal form as provided for in the register where it is incorporated (if applicable).
If necessary, please continue on a separate page.

Full Name of Persons Closely Associated With You If none, please state N/A in box below.
1.
2.
3.
4.

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I acknowledge receipt of this letter and the requirements set out in it. I confirm that I have read the Guidance and that I understand, and will comply with, the obligations set out in it that apply to me.

Signed: ……………………………….            Date:     ……………………………….
Name: ……………………………….

Job title: ……………………………….

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APPENDIX 6

NOTIFICATION LETTER AND ACKNOWLEDGEMENT
FOR PERSONS CLOSELY ASSOCIATED

From: [•] [Name of PDMR]
To: [•] [Name of person closely associated]
[Insert date]
Dear [•],
NOTIFICATION OF OBLIGATIONS IN RELATION TO PDMR TRANSACTIONS
The Market Abuse Regulations (“MAR”) (being Regulation (EU) No. 596/2014 of the European Parliament and of the Council of 16 April 2014 on Market Abuse (Market Abuse Regulation) as amended from time to time (“EU MAR”) and the EU MAR as it applies in the UK pursuant to the European Union (Withdrawal) Act 2018, as amended from time to time) set out rules governing transactions by persons discharging managerial responsibilities within Shell plc (the “Company”) (“PDMRs”) and persons closely associated with them.
By way of this letter, I am writing to notify you that:
•I am a PDMR and, as such, am a person who must comply with Article 19 of MAR and the updated Company’s Dealing Guidance for Directors and other PDMRs in the Directors’ Handbook (the “Guidance”) with effect from 3 July 2016; and
•under MAR, you are a person closely associated with me (a “PCA”) and, therefore, are subject to certain obligations and restrictions in relation to transactions relating to Shell Securities (as defined in the Guidance).
Please find enclosed a copy of the Guidance which contains details of my and your obligations.
In particular, I draw your attention to the fact that:
• you must notify the Company Secretary promptly and at the latest within one London business day of every Notifiable Transaction (as defined in the Guidance) conducted on your account (whether undertaken by you or on your behalf) relating to any Shell Securities. Please copy me into this correspondence so that I am aware that you have notified the Company of the transaction. In Article 19 of MAR, there is an obligation on you to also notify the Relevant Competent Authority of such transactions. However, the Company Secretary will make the relevant notification to the Relevant Competent Authority on your behalf provided that the required information is provided by you within one London business day of the transaction date. The information required to be provided by you is set out in the Guidance. Unless you notify the Company Secretary otherwise,

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the Company will assume that it has the authority to make the relevant notifications to the Relevant Competent Authority on your behalf; and
• under the Guidance, I am required to take reasonable steps to prevent you from dealing in Shell Securities on considerations of a short-term nature. I, therefore, request that you take this into account when dealing in Shell Securities; and
• under the Guidance, I must seek to prohibit you from dealing in Shell Securities outside of an Open Period (as defined in the Guidance). I will keep you advised of Open Period dates on a continuing basis.
If you have any investment managers who act on your behalf, please make them aware of your obligations as set out in this letter and in the Guidance.
Under the Guidance, I am required to obtain your acknowledgement of this letter and your compliance with your obligations. I should, therefore, be grateful if you would promptly sign and return a copy of this letter to me.
Yours sincerely,

……………………….

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I acknowledge receipt of this letter and the requirements set out in it. I confirm that I have read the Guidance and that I understand, and will comply with, the obligations set out in it that apply to me.

Signed: ……………………………….            Date:     ……………………………….
Name:     ……………………………….
Relationship to PDMR: ……………………………….

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